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Exhibit 10.1

COCA-COLA PLAZA ATLANTA, GEORGIA
MUHTAR KENT PRESIDENT AND CHIEF OPERATING OFFICER, THE COCA-COLA COMPANY		ADDRESS REPLY TO: P.O. BOX 1734 ATLANTA, GA 30301
404 676-4082 FAX: 404 676-7721

July 20, 2007

Joseph V. Tripodi

We are delighted to confirm your offer of employment with The Coca-Cola Company (the "Company") for the position of Senior Vice President, The Coca-Cola Company and Chief Marketing and Commercial Leadership Officer with an effective target date of September 4, 2007, reporting to me. The information contained in this letter provides details of the employment offer.

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  Your principal place of assignment will be Atlanta, Georgia at the Company's Corporate Center.

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  Your annual base gross salary will be $525,000 and will be reviewed annually according to Company practice.

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  You will be eligible to participate in the Company's annual incentive program. This important element of your total cash compensation is based on individual performance and the financial performance of the Company and your business unit. Your target incentive will be 100% of gross annual salary. Your incentive for 2007 will be prorated for partial year participation. The actual amount of your incentive award will be based on business and personal performances and may range from 0% up to 320% of your base salary. The plan may be modified from time to time.

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  You will be eligible to participate in The Coca-Cola Company's Long-Term Incentive program, currently consisting of stock options and performance share units (PSUs). Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive equity awards within guidelines for the job grade assigned to your position and based upon your personal performance, company performance, and your leadership potential to add value to the system in the future. As a discretionary program, the award timing, frequency, size and distribution between stock options and PSUs are variable. Your first annual grant is expected to be in February 2008.

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  You will receive a cash hiring bonus in the amount of $500,000, less applicable taxes. This amount will be paid within 30 days following the commencement of your employment with the Company. If you voluntarily leave the Company or if you are terminated for cause or as a result of a violation of the Company's Code of Business Conduct or if you participate in certain prohibited activities prior to your first anniversary with the Company, you will be required to repay the cash hiring bonus in full.

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  You will receive a special one-time contribution to the Company's Deferred Compensation Plan in the amount of $2,000,000. The contribution will be credited 30 days following your employment with the Company. We will propose to the Compensation Committee that this contribution vest on December 31, 2008, provided you are continuously employed until that date. If such approval is not obtained, the contribution will vest two years from your date of hire, subject to your continued employment. If you leave the Company for any reason prior to the vesting date, except in the case of disability or death, you will forfeit the entire contribution and corresponding earnings. The award will be governed solely by the terms of the Company's Deferred Compensation Plan. You will need to make an election regarding the form and timing for distribution of the contribution within 30 days of your hire date. Please note that although the contribution will vest as described above, due to the plan rules and Internal Revenue Code requirements, the earliest distribution you may make is 2011.

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  A special one-time restricted stock grant for a total estimated value of $2,000,000 will be granted at the first regularly-scheduled Compensation Committee meeting after your hire. The restrictions will lapse four (4) years from the date of grant, contingent upon continuous employment. If you leave the Company for any reason within four (4) years from the date of grant, except in the case of disability or death, the entire award will be forfeited. The award will be governed solely by the terms of the Company's 1989 Restricted Stock Award Plan and the Agreement that will be provided to you at the time the award is made. The actual number of shares awarded will be determined using the target value and the closing price of The Coca-Cola Company's common stock on the date of grant. You will receive dividends while the stock is under restriction at the same rate and timing as other shareowners.

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  Additionally, a special one-time stock option award with an estimated value of $1,500,000 will be granted at the first regularly-scheduled Compensation Committee meeting after your hire. The award vests 25% each year on the anniversary of the date of grant. The expiration date will be 10 years from the date of grant. The actual number of stock options awarded will be determined using the target value and the Black-Scholes value of the Company's stock options just prior to the Compensation Committee meeting at which the grant is made. In accordance with the provisions of the Company's Stock Option Plan, the grant price will be the average of the high and low price of The Coca-Cola Company's common stock on the date of grant.

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  You are expected to attain share ownership valued at two times your salary up to 20,000 shares by the time you reach five years of service with the Company. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February. The special one-time restricted stock grant described above will count toward satisfaction of this requirement.

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  You will be eligible for the financial planning program which provides for the reimbursement of certain financial planning and counseling services, up to $10,000 annually, subject to taxes and withholding. This program is available to you upon your employment with the Company.

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  You will be eligible for certain relocation benefits under the Company's policy, with an additional contingent amount of up to $300,000 to cover extraordinary expenses associated with your relocation, as long as adequate documentation is provided to the Company. Your Relocation Client Service Manager, Linda Straw, will contact you to review the details of these benefits.

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  You will be eligible for the Company's comprehensive benefits program provided to the general employee population. These benefits include, among other things, a pension plan, a 401(k) plan, and medical and dental coverage. Detailed information on this and other benefits plans will be provided to you by the Executive Compensation Department.

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  You will be eligible for four weeks paid vacation per year.

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  You will be eligible for membership and reimbursement of dues and initiation fees associated with one country club, social club or similar club as long as the club use is for ordinary and necessary business purposes. You will be required to track and report any personal use of the Company-paid club membership and dues. Club use that is personal will be considered taxable income and will not be grossed-up by the Company.

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  In the unlikely event that your position is eliminated, you will be eligible, as would any employee of the Company, for benefits provided under the Severance Pay Plan, which may be modified from time to time. At your current grade level your benefit would be equivalent to two years base pay.

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  It will be necessary for you to execute the enclosed Agreement on Confidentiality, Non-Competition and Non-Solicitation upon the commencement of your employment.

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  Employment at The Coca-Cola Company is at-will. This letter does not constitute a contract for employment.

Joe, I feel certain that you will find challenge, satisfaction and opportunity as we position ourselves to create a sustainable growth business at The Coca-Cola Company. We are looking forward to you joining The Coca-Cola family.

Should you have any questions, about the foregoing or the enclosure, please call me or Elizabeth Bastoni at (404) 676-3620. Please signify your acceptance of such employment by signing as indicated below.

Sincerely,

/s/  MUHTAR KENT
Muhtar Kent

Enclosure

I have read and I hereby acknowledge and accept this offer of employment.

/s/ JOSEPH V. TRIPODI Joseph V. Tripodi	July 20, 2007 Date

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AGREEMENT ON CONFIDENTIALITY,
NON-COMPETITION, AND NON-SOLICITATION

        In consideration of my employment, or my continued employment, by The Coca-Cola Company, a Delaware corporation, I agree with The Coca-Cola Company as follows:

        1.     Definitions.    For the purposes of this Agreement, the following definitions apply:

        (a)   "Confidential Information" means any data or information, other than Trade Secrets, that is valuable to The Coca-Cola Company and/or its subsidiaries and affiliates (collectively "the Company") and not generally known to competitors of the Company or other outsiders, regardless of whether the information is in print, written, or electronic form, retained in my memory, or has been compiled or created by me, including, but not limited to, technical, financial, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, product, vendor, or customer data, or other information similar to the foregoing;

        (b)   "Trade Secret" means any information, including a formula, pattern, compilation, program, device, method, technique, or process, that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and

        (c)   "Customer" means anyone who is or was a customer of the Company during my employment with The Coca-Cola Company, or is a prospective customer of the Company to whom the Company has made a presentation (or similar offering of services) within the one-year period immediately preceding the termination of my employment with The Coca-Cola Company or, if my employment has not terminated, the one-year period immediately preceding any alleged violation of this Agreement.

        2.     Acknowledgement.    My services for The Coca-Cola Company are of a special, unique, extraordinary, and intellectual character, and are performed on behalf of the Company throughout the world. My position as an elected officer of The Coca-Cola Company places me in a position of confidence and trust with the Customers and employees of the Company. So long as I shall remain in the employ of The Coca-Cola Company, I shall devote my whole time and ability to the service of the Company in such capacity as The Coca-Cola Company shall from time to time direct, and I shall perform my duties faithfully and diligently.

        I acknowledge that the rendering of services to the Company's Customers necessarily requires the disclosure of the Company's Confidential Information and Trade Secrets to me. In addition, in the course of my employment with The Coca-Cola Company, I will develop a personal acquaintanceship and relationship with certain of the Company's Customers, and a knowledge of those Customers' affairs and requirements, which may constitute a significant contact between the Company and such Customers. Finally, the Customers with whom I will have business dealings on behalf of the Company are located throughout the world.

        I further acknowledge that the provisions in this Agreement, including, but not limited to, the restrictive covenants and choice-of-law provision, are fair and reasonable, that enforcement of the provisions of this Agreement will not cause me undue hardship, and that the provisions of this Agreement are necessary and commensurate with the need to protect the Company's established goodwill and proprietary information from irreparable harm. In the event that I breach, I threaten in any way to breach, or it is inevitable that I will breach any of the provisions of this Agreement, damages shall be an inadequate remedy and The Coca-Cola Company shall be entitled, without bond, to injunctive or other equitable relief. The Coca-Cola Company's rights in this respect are in addition to all rights otherwise available at law or in equity.

        3.     Non-Competition and Non-Solicitation.    I agree that while I am in The Coca-Cola Company's employ and for two years after the later of (i) the termination of my employment with The Coca-Cola Company for any reason whatsoever, or (ii) the termination of any and all payment obligations owing by The Coca-Cola Company to me, I shall not, directly or indirectly, except on behalf of or with the prior written consent of The Coca-Cola Company:

        (a)   enter into or maintain an employment, contractual, or other relationship to render any services of the type I performed for the Company during the last two years of my employment with (i) any person or entity in competition with the Company, or (ii) any Customer of the Company with whom I had business dealings during the last two years of my employment with The Coca-Cola Company;

        (b)   solicit or attempt to solicit any Customer to do business of the type performed by the Company or to persuade any Customer to do business with any person or entity in competition with the Company or to reduce the amount of business which any such Customer has customarily done or contemplates doing with the Company, whether or not the relationship between the Company and such Customer was originally established in whole or in part through my efforts; provided, however, that the Customer solicited is one with which I had business dealings during the last two years of my employment with The Coca-Cola Company; or

        (c)   solicit or attempt to solicit for employment any person who is or at any time during the one-year period immediately preceding the termination of my employment with The Coca-Cola Company was an employee of the Company with whom I had business dealings during the last two years of my employment with The Coca-Cola Company.

        4.     Confidential Information and Trade Secrets.

        (a)   During my employment with The Coca-Cola Company, I will acquire and have access to the Company's Confidential Information. I agree that while I am in The Coca-Cola Company's employ and for two years after the later of (i) the termination of my employment with The Coca-Cola Company for any reason whatsoever, or (ii) the termination of any and all payment obligations owing by The Coca-Cola Company to me, I shall hold in confidence all Confidential Information of the Company and will not disclose, publish, or make use of such Confidential Information, directly or indirectly, unless compelled by law and then only after providing written notice to The Coca-Cola Company. If I have any questions regarding what data or information would be considered by the Company to be Confidential Information, I agree to contact the appropriate person(s) at the Company for written clarification; and

        (b)   During my employment with The Coca-Cola Company, I will also acquire and have access to the Company's Trade Secrets. I acknowledge that the Company has made and will continue to make reasonable efforts under the circumstances to maintain the secrecy of its Trade Secrets. I agree to hold in confidence all Trade Secrets of the Company that come into my knowledge during my employment with The Coca-Cola Company and shall not directly or indirectly disclose, publish, or make use of at any time such Trade Secrets for so long as the information remains a Trade Secret. If I have any questions regarding what data or information constitutes a Trade Secret, I agree to contact the appropriate person(s) at the Company for written clarification.

        5.     Company Property.    Upon leaving the employ of The Coca-Cola Company, I shall not take with me any written, printed, or electronically stored Trade Secrets, Confidential Information, or any other property of the Company obtained by me as a result of my employment, or any reproductions thereof. All such Company property and all copies thereof shall be surrendered by me to the Company on my termination or at any time upon request of the Company.

        6.     Inventions, Discoveries, and Authorship.    I shall disclose to the Company and I agree to and do hereby assign to the Company, without charge, all my rights, title, and interest in and to any and all inventions and discoveries that I may make, solely or jointly with others, while in the employ of The Coca-Cola Company, that relate to or are useful or may be useful in connection with business of the character carried on or contemplated by the Company, and all my rights, title, and interest in and to any and all domestic and foreign applications for patents as well as any divisions or continuations thereof covering such inventions and discoveries and any and all patents granted for such inventions and discoveries and any and all reissues, extensions, and revivals of such patents; and upon request of the Company, whether during or subsequent to my employment with The Coca-Cola Company, I shall do any and all acts and execute and deliver such instruments as may be deemed by the Company necessary or proper to vest all my rights, title, and interest in and to said inventions, discoveries, applications, and patents in the Company and to secure or maintain such applications, patents, reissues, extensions, and/or revivals thereof. All necessary and proper expenses in connection with the foregoing shall be borne by the Company, and if services in connection therewith are performed at the Company's request after termination of my employment with The Coca-Cola Company, the Company will pay reasonable compensation for such services. Any inventions and discoveries relating to the Company's business made by me within one year after termination of my employment with The Coca-Cola Company shall be deemed to be within this provision, unless I can prove that the same were conceived and made following said termination and such conception or invention is not based upon or related to any Trade Secrets, as defined herein, received pursuant to my employment with The Coca-Cola Company.

        Attached is a list of patent applications and unpatented inventions made prior to my employment with The Coca-Cola Company, which I agree is a complete list and which I desire to remove from the operation of this Agreement.

        I also hereby assign to the Company, without charge, all my rights, title, and interest in and to all original works of authorship filed in any tangible form, prepared by me, solely or jointly with others, within the scope of my employment with The Coca-Cola Company. In addition, the Company and I hereby agree that any such original work of authorship that qualifies as a "work made for hire" under the U.S. copyright laws shall be a "work made for hire" and shall be owned by the Company.

        7.     Governing Law.    This Agreement shall be construed, interpreted, and applied in accordance with the laws of the State of Delaware, without giving effect to the choice-of-law provisions thereof. The Company and I hereby irrevocably submit any dispute arising out of or relating to this Agreement to the exclusive concurrent jurisdiction of the state and federal courts located in the State of Delaware. The Company and I also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and both parties agree to accept service of legal process in the State of Delaware.

        8.     Severability.    In the event that any provision of this Agreement is found to be invalid or unenforceable by a court of law or other appropriate authority, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement, which shall remain in full force and effect, and that court or other appropriate authority shall modify the provisions found to be unenforceable or invalid so as to make them enforceable, taking into account the purposes of this Agreement and the nationwide and international scope of the Company's business.

        9.     Waiver.    No waiver of any provision of this Agreement shall be effective unless pursuant to a writing signed by me and the Company, and such waiver shall be effective only in the specific instance and for the specific purpose stated in the writing.

        10.   Tolling.    Provided that I have not been enjoined from breaching any of the terms of this Agreement, the time periods set forth in Paragraphs Three and Four above shall be tolled upon the filing of a lawsuit challenging the enforceability of this Agreement until the aforementioned dispute is resolved and all periods for appeal have expired.

        11.   Assignment.    This Agreement shall inure to the benefit of the Company, allied companies, successors and assigns, or nominees of the Company, and I specifically agree to execute any and all documents considered convenient or necessary to assign transfer, sustain and maintain inventions, discoveries, copyrightable material, applications, and patents, both in this and foreign countries, to and on behalf of the Company.

        I HAVE READ THIS AGREEMENT IN ITS ENTIRETY AND, INTENDING TO BE LEGALLY BOUND, I HEREBY VOLUNTARILY ACCEPT AND AGREE TO ITS TERMS.

I have hereunto signed my name this 20th day of July, 2007.

/s/ JOSEPH V. TRIPODI Signature
Joseph V. Tripodi Print Name
XXXXXXXXXXXXXXXX Employee I.D. or Social Security Number (if applicable)

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  Exhibit 10.1